Exhibit 10.19

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%%FIRST_NAME_MIDDLE_NAME_LAST_NAME%-%
%%TITLE1%-%

Re:    WESTLAKE CORPORATION
NONQUALIFIED STOCK OPTION AWARD

Dear %%FIRST_NAME%-%:
Westlake Corporation (the “Company”) is pleased to notify you that, in consideration of your past and/or continued employment with or service to the Company and other good and valuable consideration and subject to your full compliance at all times with the Covenants (as defined in Paragraph 8 of the attached Appendix A), you have been granted a nonqualified stock option (“Option”), effective as of the Grant Date in the table below (the “Award Date”), to purchase the total shares listed in the table below of common stock of the Company (“Common Stock”) in accordance with the Westlake Corporation 2013 Omnibus Incentive Plan (As Amended and Restated Effective May 11, 2023) (the “Plan”). Your Award is more fully described in the attached Appendix A, Terms and Conditions of Nonqualified Stock Option Award.
The price at which you may purchase the shares of Common Stock covered by the Option is the Option price listed in the table below (the “Grant Price”). Unless otherwise provided in the attached Appendix A, your Option will expire on the tenth anniversary of the Award Date (the “Expiration Date”), and will become exercisable in installments as follows (the “Schedule”):
Award Details. The number of shares, grant date, and vesting date(s) are as follows:

Nonqualified Stock Options	%%TOTAL_SHARES_GRANTED,'999,999,999'%-%
Option Price	%%OPTION_PRICE%-%
Grant Date	%%OPTION_DATE,'Month DD, YYYY'%-%
Vesting Schedule	Period Beginning	Percent of Shares Purchaseable
	%%VEST_DATE_PERIOD1%-% %%VEST_DATE_PERIOD2%-% %%VEST_DATE_PERIOD3%-%	XX % XX % XX %
You must be in continuous employment with the Company or one of its Subsidiaries (as defined in the Plan) from the Award Date through each date on which your Option becomes exercisable in order for your Option to become exercisable on such date. Fractional shares will be rounded for purposes of vesting in accordance with Plan policy.
Your Award is subject to the terms and conditions set forth in the Plan. Both the Plan and the Prospectus for the Plan have been previously provided to you. Your Award is also subject to any additional terms and conditions, including your agreement to comply with the Covenants, set forth in Appendix A, and any rules and regulations adopted by the Plan’s Administrator (as defined in the Plan).
In conjunction with this Award, the Company will establish a personal brokerage account for you at ETRADE Financial Corp. (“ETRADE”). Within the next few weeks you will receive a “Welcome Package” from ETRADE explaining how you can activate your account. In order to have access to your shares upon vesting, you must activate your ETRADE account, make a personal tax election and accept the terms and conditions with ETRADE for your account management.

Also with this Award we are required to provide you with the latest relevant SEC filings by the Company; therefore, we refer you to the SEC Filings section of our web page, www.westlake.com. This Award letter and the attachment contain the formal terms and conditions of your Award and accordingly should be retained in your files for future reference. If you have any questions regarding this Award, you may contact the Total Rewards team at compensation@westlake.com.

Very truly yours,

Albert Chao
President & Chief Executive Officer

Appendix A
    to Award Letter dated

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Terms and Conditions of
Employee Nonqualified Stock Option Award
In consideration of your past and/or continued employment with or service to the Company and other good and valuable consideration, Westlake Corporation (the “Company”) grants you the nonqualified stock option (the “Option”) to purchase common stock of the Company (“Common Stock”), subject to the terms and conditions set forth in the Westlake Corporation 2013 Omnibus Incentive Plan (the “Plan”), any rules and regulations adopted by the Administrator (as defined in the Plan), and any additional terms and conditions set forth in this Appendix A, including your full compliance at all times with the Covenants (as defined in Paragraph 8 below), which forms a part of the attached award letter to you (the “Award Letter”). Any terms used in this Appendix A and not defined in the Award Letter or this Appendix A have the meanings set forth in the Plan. In the event there is an inconsistency between the terms of the Plan and this Appendix A, the terms of the Plan will control.
1.Grant Price
You may purchase the shares of Common Stock covered by the Option for the Grant Price stated in your Award Letter.
2.Term of Option
Your Option expires on the Expiration Date stated in your Award Letter. However, your Option will terminate prior to the Expiration Date as provided in Paragraph 6 of this Appendix A upon the occurrence of one of the events described in that paragraph. Regardless of the provisions of Paragraph 6, in no event can your Option be exercised after the Expiration Date.
3.Earn-out of Option
(a)Unless it becomes vested and exercisable on an earlier date as provided in Paragraph 6 below, your Option will become vested and exercisable in cumulative installments as set forth in the Schedule in your Award Letter.
(b)To the extent your Option has become vested and exercisable, you may exercise the Option as to all or any part of the shares covered by the Option, at any time on or before the date the Option expires or terminates, subject to any limitations imposed by law or by Company policy regarding transactions in Common Stock.
4.Exercise of Option
Subject to the limitations and the terms set forth in this Appendix A and the Plan, your Option may be exercised from time to time in accordance with the administrative procedures established by the Company in effect at the time of your exercise. In addition, if you have been notified by the Company that you may be subject to certain exercise restrictions, your Option may only be exercised by written notice signed and delivered by you or another person entitled to exercise the Option to the General Counsel of the Company at its principal executive office in Houston, Texas, or as it may hereafter be located, as set forth below. Such written notice shall (a) state the number of shares of Common Stock with respect to which your Option is being exercised and (b) subject to approval of your request to exercise, be accompanied by a wire transfer, cashier’s check, cash, money order or other form of payment deemed acceptable by the Administrator or its designee and made payable to Westlake Corporation in the full amount of the Grant Price for any shares of Common Stock being acquired and any appropriate withholding taxes (as provided in

Paragraph 7 of this Appendix A), or by other consideration in the form and manner approved by the Administrator or its designee pursuant to Paragraphs 5 and 7 of this Appendix A. In the alternative, the Administrator or its designee may prescribe other procedures for exercise of your Option. If any law or regulation requires the Company to take any action with respect to the shares specified in such notice, the time for delivery thereof, which would otherwise be as promptly as possible, shall be postponed for the period of time necessary to take such action. You shall have no rights of a shareholder with respect to shares of Common Stock subject to your Option unless and until such time as your Option has been exercised and ownership of such shares of Common Stock has been transferred to you.
5.Satisfaction of Grant Price
Your Option must be exercised through a “cashless exercise” arrangement with a brokerage firm under which such brokerage firm, on behalf of you or such other person exercising the Option, shall pay to the Company or its designee the Grant Price of the Option or of the portion being exercised, and the Company or its designee, pursuant to an irrevocable notice from you or such other person exercising the Option, shall promptly deliver the shares being purchased to such firm.
6.Termination of Employment
(a)General. The following rules apply to your Option in the event of your death, disability or other termination of employment.
(i)Involuntary Termination Without Cause. Involuntary Termination Without Cause. If your employment with the Company or a Subsidiary is terminated by the Company or any such Subsidiary without Cause, your Option shall be exercisable to the extent vested on the date of your termination and shall become exercisable with respect to a portion of the previously unexercisable shares that were scheduled to become exercisable on the next vesting date, prorated for the number of full months you were employed from the most recent vesting date until the date of your termination. To the extent vested, regardless whether vested as a result of your termination of employment or vested prior thereto, your Option shall remain exercisable for 180 days following your termination date. In no event shall the Option be exercisable after the Expiration Date. Upon expiration of the foregoing period, your Option shall terminate in all respects.
(ii)Voluntary Termination. Except as provided in Paragraph 6(a)(vi), if you voluntarily terminate employment with the Company or a Subsidiary, your Option shall be exercisable to the extent vested on the date of your termination. To the extent vested, your Option shall remain exercisable until the first to occur of (i) 180 days following your termination date, or (ii) the Expiration Date. Upon expiration of the foregoing period, your Option shall terminate in all respects.
(iii)Termination with Cause. If your employment with the Company or a Subsidiary is terminated for Cause, your Option shall immediately terminate and shall no longer be exercisable. You forfeit any previously vested and unexercised portion of your Option.
(iv)Termination by Reason of Death. If your employment terminates by reason of death, your Option will become fully vested and exercisable and will remain exercisable until the first to occur of (i) one year after the date of your termination, or (ii) the Expiration Date.
(v)Termination by Reason of Disability. If your employment terminates by reason of total and permanent disability (as determined by the Administrator),

your Option will be exercisable to the extent vested on the date of your termination, and will remain exercisable until the first to occur of (i) 180 days after the date of your termination, or (ii) the Expiration Date. Upon expiration of the foregoing period, your Option shall terminate in all respects.
(vi)Termination by Reason of Normal Retirement. If you voluntarily terminate employment due to Normal Retirement, your Option shall be exercisable to the extent vested on the date of your termination and shall become exercisable with respect to a portion of the previously unexercisable shares, prorated for the number of days you were employed from the Award Date until the date of your termination. With respect to all vested shares, regardless whether vested as a result of your Normal Retirement or vested prior thereto, your Option shall remain exercisable for 180 days following your termination date; provided, however, that in no event shall the Option be exercisable after the Expiration Date. Upon expiration of the foregoing period, your Option shall terminate in all respects.
(vii)Adjustments by the Administrator. The Administrator may, in its sole discretion, exercised before or after your termination of employment, declare all or any portion of your Option immediately vested and exercisable and/or permit all or any part of your Option to remain exercisable for such period designated by it after the time when the Option would have otherwise terminated as provided in the applicable portion of this Paragraph 6(a), but not beyond the Expiration Date of your Option.
(b)Administrator Determinations. The Administrator shall have absolute discretion to determine the date and circumstances of termination of your employment, and its determination shall be final, conclusive and binding upon you.
(c)Cause. For purposes of this Appendix A, Cause shall mean any of the following:
(i)your conviction by a court of competent jurisdiction of any felony or a crime involving moral turpitude;
(ii)your knowing failure or refusal to follow reasonable instructions given to you on behalf of the Company or reasonable policies, standards and regulations of the Company or any Subsidiary;
(iii)your continued failure or refusal to faithfully and diligently perform the usual, customary duties of your employment with the Company or any Subsidiary;
(iv)continuously conducting yourself in an unprofessional, unethical or immoral manner; or
(v)any fraudulent conduct or conduct which discredits the Company or any Subsidiary or is detrimental to the reputation, character and standing of the Company or any Subsidiary.
(d)Normal Retirement. For purposes of this Appendix A, “Normal Retirement” shall mean your termination from employment with the Company and its Subsidiaries for any reason after you have (a) attained at least 65 years of age, and (b) been employed by the Company or a Subsidiary for a continuous period of 10 years or more ending on the date of your termination.

7.Tax Consequences and Withholding
(a)You are urged to consult your own tax advisor regarding the application of the tax laws to your particular situation.
(b)The Option is not intended to be an “incentive stock option,” as defined in Section 422 of the Code.
(c)Upon the settlement of your Options, you are authorized to surrender to the Company, or have withheld by the Company from the Common Stock that otherwise would have been delivered to you, an appropriate number of shares of Common Stock, having a Fair Market Value determined in accordance with the Plan, equal to the amount necessary to satisfy any tax withholding obligation arising with respect to your Options.  The Company has no discretion to refuse to accept or withhold the shares of Common Stock.  The authorization provided pursuant to this Paragraph 7 is intended to make the transaction exempt under Rule 16b-3 under the Securities Exchange Act of 1934.
8.Covenant Not to Solicit and Covenant Not to Disclose Confidential Information. You acknowledge that your employment requires you to have access to and possess confidential and/or trade secret information (“Confidential Information”), including the Company’s financial, commercial, and/or technical information, pricing, suppliers, marketing, research and development, and/or other proprietary information about the Company’s business products or services, and you will continue to have such access and possession during your employment with the Company. You acknowledge that the Company’s business, products, and services are highly specialized and that it is essential that they be protected. Accordingly, you agree to the following covenants (collectively, the “Covenants”):
(a)You shall not, during your employment with the Company and thereafter, disclose or use at any time for your personal benefit or advantage or for the benefit or advantage of any other person, company, or legal entity, any Confidential Information of which you are or become aware during your employment with the Company; and
(b)You shall not in any way, during your employment with the Company and for a period of one year thereafter, solicit or divert, directly or indirectly, or attempt to solicit or divert (i) any employee of the Company to terminate his or her employment relationship with the Company or (ii) any customer or prospective customer of the Company with whom you have had material, business-related contact or dealings during the last two (2) years preceding your separation from the Company.
You agree that you have received good and valuable consideration for these Covenants, including without limitation, the right to acquire and own Company securities, your continued employment with the Company, and other good and valuable consideration. These Covenants will survive the grant, exercise, vesting, or expiration of the Option and will extend beyond the end of your employment, regardless of the cause of your separation from the Company. In addition, these Covenants will inure to the benefit of the Company’s subsidiaries, affiliates, successors and assigns, and may be enforced by any one or more of the same, without the need of any further agreement from or with you.
9.Restrictions on Resale
There are no restrictions imposed by the Plan on the resale of shares of Common Stock acquired under the Plan. However, under the provisions of the Securities Act of 1933 (the “Securities Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), resales of shares acquired under the Plan by certain officers and directors of the Company who may be deemed to be “affiliates” of the Company must be made pursuant to an appropriate effective registration statement filed with the SEC, pursuant to the provisions of Rule 144 issued under the Securities Act, or pursuant to another exemption from registration provided in the Securities Act. At the present time, the Company does not have a currently effective registration statement pursuant to which such resales may be made by affiliates. There are no restrictions imposed by the SEC on the resale of shares acquired under the Plan by persons who are not affiliates of the Company. However, the timing of sales of shares may be restricted by applicable law, and the Company may, from time to time, adopt policies regarding timing of sales of shares by employees.
10.Effect on Other Benefits
Income recognized by you as a result of exercise of the Option will not be included in the formula for calculating benefits under any of the Company’s retirement and disability plans or any other benefit plans.
11.Clawback or Recoupment
Your Option, any shares of Common Stock issued hereunder, and any profits realized on the sale of such shares are subject to clawback or recoupment as required by applicable law or Company policy.
12.Parachute Payments.
In the event it is determined that any payment or benefit by the Company to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Award or otherwise, would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), the Company shall first make a calculation under which such payments or benefits provided to you are reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “4999 Limit”). The Company shall then compare (x) your Net After-Tax Benefit assuming application of the 4999 Limit with (y) your Net After-Tax Benefit without the application of the 4999 Limit and you shall be entitled to the greater of (x) or (y). “Net After-Tax Benefit” shall mean the sum of (i) all payments and benefits which you receive or are then entitled to receive from the Company, less (ii) the amount of federal income taxes payable with respect to the payments and benefits described in (i) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to you (based upon the rate for such year as set forth in the Code at the time of the first payment of the foregoing), less (iii) the amount of excise taxes imposed with respect to the payments and benefits described in (i) above by Section 4999 of the Code. The determination of whether a payment or benefit constitutes an excess parachute payment shall be made by tax counsel selected by the Company.

If you have any questions regarding your Option or would like to obtain additional information about the Plan or the Administrator, please contact the Vice President, Human Resources at 713-960-9111. Your Award Letter and this Appendix A contain the formal terms and conditions of your award and accordingly should be retained in your files for future reference.